EXHIBIT 8(c)

                  CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

     THIS AGREEMENT, dated as of the 15 day of August, 1997 made by and between the Torray Fund, ("Torray"), a business trust operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the Commonwealth of Massachusetts and FPS Services, Inc. ("FPS"), a corporation duly organized under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, Torray is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios which are identified on Schedule "B" attached hereto, and which Schedule "B" may be amended from time to time by mutual agreement of Torray and FPS; and

     WHEREAS, the Parties desire to enter into an agreement whereby FPS will provide certain custody administration services on behalf of Torray on the terms and conditions set forth in this Agreement; and

     WHEREAS, Torray desires that FPS act as its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on Torray's behalf by UMB Bank, n.a. (the "Custodian") pursuant to an agreement between the Custodian and Torray; and

     WHEREAS, FPS is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1. Torray hereby appoints FPS as its agent, and FPS hereby accepts such appointment, for the limited purpose of: (i) accepting invoices charged to Torray for custody services performed by the Custodian on Torray's behalf, and
(ii) remitting payment to the Custodian for such services performed in amounts as set forth in Schedule "A" attached hereto.

     Section 2. The services to be provided under this Agreement are as follows:

     (bullet) Assign a Custody Administrator to accept, control and process
              Torray's daily portfolio transactions through direct computer link with the Custodian.

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     (bullet) Match and review DTC eligible ID's and trade information with
              Torray's instructions for accuracy and coordinating with the Custodian and Torray's accounting agent for recording and affirmation processing with the depository.

     (bullet) Systematically settle all depository eligible issues. Transactions requiring physical delivery will be settled through the Custodian's New York office.

     (bullet) Assist Torray in placing cash management trades through the Custodian, such as commercial paper, CDs and repurchase agreements.

     (bullet) Provide Torray's fund accounting agent and investment advisor with daily custodian statements reflecting all prior day cash activity on behalf of each portfolio by 8:30 a.m. Eastern time. Complete descriptions of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or system.

     (bullet) Provide monthly activity statements combining both cash changes and security trades, and a full portfolio listing.

     (bullet) Communicate to Torray and Torray's fund accounting agent on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is completed.

     (bullet) Work with fund accounting and the Custodian on monthly asset reconciliations.

     (bullet) Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

     (bullet) Arrange for securities lending, lines of credit, and/or letters of credit through the Custodian.

     (bullet) Provide automated mortgage-backed processing through the Custodian.

     (bullet) Provide broker interface ensuring trade settlement with fail trade follow up.

     (bullet) Provide Torray's auditors with trade documentation to help expedite Torray's audit.

     (bullet) Cooperation and communications between Fund Accounting, Custodian and Transfer Agent is facilitated smoothly when Custody Administration is performed by FPS.

     Section 3. Compensation. Torray agrees to pay FPS compensation for its services, and to reimburse it for expenses, at the rates, times, manner and amounts as set forth in Schedule "A" attached hereto and incorporated herein by reference, and as will be set forth in any amendments to such Schedule "A" agreed upon in writing by the Parties. Torray hereby authorizes FPS to

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debit its custody account for payment of services invoiced therefore. In addition, Torray agrees to reimburse FPS for any out-of-pocket expenses paid by FPS on behalf of Torray within the ten (10) calendar days of Torray's receipt of an invoice therefor.

    For the purpose of determining fees payable to FPS, the value of Torray's net assets will be computed at the times and in the manner specified in Torray's controlling documents then in effect.

     During the terms of this Agreement, should Torray seek services or functions in addition to those outlined above, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.

     Section 4. Duration and Termination.

     (a) The initial term of this Agreement will be for the period of three (3) years commencing on the date hereinabove first written (the "Effective Date") and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.

     (b) The fee schedules set forth in Schedule "A" attached hereto will be fixed for two (2) years commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.

     (c) After the initial term of this Agreement, a Party may give written notice to the other (the day on which the notice is received by the Party against which the notice is made shall be the "Notice Date") of a date on which this Agreement shall be terminated ("Termination Date"). The Termination Date shall be set on a day not be less than one hundred eighty (180) days after the Notice Date. The period of time commencing on the Notice Date up to and including the Termination Date shall be identified herein as the "Notice Period." Any time up to, but not later than fifteen (15) days prior to the Termination Date, Torray will pay to FPS such compensation as may be due as of the Termination Date and will likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred or expected to by incurred by FPS up to and including the Termination Date.

     (d) In connection with the termination of this Agreement, if a successor to any of FPS' duties or responsibilities under this Agreement is designated by Torray by written notice to FPS, FPS will promptly, on the Termination Date and upon receipt by FPS of any payments owed to it as set forth in (c) above, shall transfer to the successor, at Torray's expense, all records which belong to Torray and Torray will provide appropriate, reasonable and professional cooperation in transferring such records to the named successor.

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     (e) Should Torray desire to move any of the services outlined in this
Agreement to a successor service provider prior to the Termination Date, FPS shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that FPS will be able to facilitate a conversion of services prior to the end of the Notice Period. Should services be converted to a successor service provider prior to the end of the Notice Period, or if Torray is liquidated or its assets merged or purchased or the like with another entity, payment of fees to FPS shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained at FPS until the expiration of the Notice Period and calculated at the asset levels on the Notice Date.

     (f) Notwithstanding the foregoing, this Agreement may be terminated at any time by either party in the event of a material breach by the other party involving gross negligence, willful misfeasance, bad faith or a reckless disregard of its obligations and duties under this Agreement provided that such breach shall not have been remedied for sixty (60) days or more after receipt of written specification thereof.

     Section 5. Indemnification.

     (a) FPS, its directors, officers, employees, shareholders, and agents will be liable for any loss suffered by Torray resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.

     (b) Any director, officer, employee, shareholder or agent of FPS, who may be or become an officer, Trustee, employee or agent of Torray, will be deemed, when rendering services to Torray, or acting on any business of Torray (other than services or business in connection with FPS' duties hereunder), to be rendering such services to or acting solely for Torray and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may be receiving compensation from FPS.

     (c) Torray agrees to indemnify and hold FPS harmless, together with its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain of incur or which may be asserted against FPS by any person by reason of, or as a result of:

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     (i) any action taken or omitted to be taken by FPS except claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement; or

    (ii) any action taken or omitted to be taken by FPS in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of Torray, or upon written opinion of legal counsel for Torray or FPS.

     If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS will notify Torray promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify Torray promptly of any action commenced against FPS within ten
(10) days after FPS has been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify Torray will not, however, relieve Torray from any liability which it may have on account of the indemnity under this Section so long as Torray has not been prejudiced in any material respect by such failure.

    Torray and FPS will cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by Torray to FPS. Torray may negotiate the settlement of any action, suit or proceeding subject to FPS' approval, which will not be unreasonably withheld. FPS reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by Torray if:

     (i) FPS has received an opinion of counsel from counsel to Torray stating that the use of counsel to Torray by FPS would present an impermissible conflict of interest;

     (ii) the defendants in, or targets of, any such action or proceeding include both FPS and Torray, and legal counsel to FPS has reasonably concluded that there are legal defenses available to it which are different from or additional to those available to Torray or which may be adverse to or inconsistent with defenses available to Torray (in which case Torray will not have the right to direct the defense of such action on behalf of FPS); or

     (iii) Torray authorizes FPS to employ separate counsel at the expense of Torray.

    (d) The terms of this Section will survive the termination of this Agreement.

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     Section 6. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

           If to The Torray Fund                  If to FPS:
           ---------------------                  ----------

           The Torray Fund                        FPS Services, Inc.
           6610 Rockledge Drive, Suite 450        3200 Horizon Drive
           Bethesda, MD 20817                     King of Prussia, PA 19406-0903
           Attn: William Lane                     Attn: Kenneth J. Kempf
                 Vice President                         President

     Section 7. Torray represents and warrants to FPS that the execution and delivery of this Agreement by the undersigned officers of Torray has been duly and validly authorized by resolution of the Board of Trustees of Torray.

     Section 8. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 9. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by Torray without the written consent of FPS or by FPS without the written consent of Torray, authorized or approved by a resolution of their respective Board of Trustees.

     Section 10. This Agreement shall be governed by the laws of the State of Pennsylvania and the exclusive venue of any action arising under this Agreement will be Montgomery County, Commonwealth of Pennsylvania.

     Section 11. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by FPS and Torray.

     Section 12. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic Agreement is not thereby substantially impaired.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement, consisting in its entirety of six (6) typewritten pages, together with Schedule "A" to be signed by their duly authorized officers, as of the day and year first above written.

The Torray Fund                           FPS Services, Inc.

    /s/ William Lane                          /s/ Kenneth J. Kempf
    ----------------------------          -------------------------------
By: William Lane, Vice President          By: Kenneth J. Kempf, President


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                                                                    SCHEDULE "A"
                                                                    ------------

             FEES ATTRIBUTABLE TO THE ADMINISTRATION OF THE CUSTODY
                     OF THE ASSETS OF TORRAY USING UMB BANK

I.     Domestic Securities and ADRs: (1/12th payable monthly)

       Subject to a minimum monthly fee of $250 for each separate series of shares, Torray agrees to pay FPS monthly for services related to the administration of the custody of the assets of Torray at the annual rate of:

       $.00010 on the first $100 million of average net assets
       $.00008 on average net assets between $100 million and $300 million and $.00006 on average net assets in excess of $300 million

II.    Custody Domestic Securities Transactions Charge: (billed monthly)

       Torray agrees to pay FPS monthly for each transaction as set forth below:

       Book Entry DTC, Federal Book Entry, PTC          $11.00
       Physical Securities                               24.00
       Options and Futures                               28.00
       P & I Pay downs                                    5.50
       Check Requests and Wires                           8.00

       A transaction includes buys, sells, maturities or free security movements.

       Cedel/Euroclear:
              Safekeeping (annual charge)                $0.0004
              Transaction Charge                         30.00
       Note: Safekeeping charge is calculated upon month end market value.

III.   When Issued, Securities Lending, Index Futures:

       Separate segregated custody account monthly fee $250.00

IV.    Custody Miscellaneous Fees

       Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, overdraft charges, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.


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V.     Out of Pocket Expenses

       Torray will reimburse FPS monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved.


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                                                                    SCHEDULE "B"
                                                                    ------------

                  IDENTIFICATION OF SEPARATE SERIES OF SHARES

Below are listed the separate funds to which services under this Agreement are to be performed as of the Execution Date of this Agreement:

                                The Torray Fund



This Schedule "B" may be amended from time to time by agreement of the Parties.